Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have issued our report dated March 9, 2010, with respect to the consolidated financial statements of Cliffstar Corporation and subsidiaries as of January 2, 2010 and January 3, 2009 and for the three year period ended January 2, 2010, included as exhibits in the Current Report on Form 8-K of Cott Corporation as filed on August 4, 2010. We hereby consent to the incorporation by reference of said report in (i) the Registration Statement on Form S-3 (File No.333-159617) as filed with the Securities and Exchange Commission on August 4, 2010 and to the use of our name as it appears under the caption “Experts” in the Prospectus Supplement dated August 4, 2010, which forms a part of the Registration Statement and (ii) the Registration Statement on Form S-4 (File No. 333-164493) as filed with the Securities Exchange Commission on June 11, 2010.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

August 4, 2010